EXHIBIT 21

           Subsidiaries of Sunrise Real Estate Development Group, Inc.

Name                             Organizational Jurisdiction   Doing Business As
----                             ---------------------------   -----------------

1) Sunrise Real Estate
   Development Group, Inc.              Cayman Islands               Same

2) LIN RAY YANG Enterprise, Ltd.     British Virgin Islands          Same

3) Shanghai Xin Ji Real Estate
        Consultation Co., Ltd.               PRC                     Same

4) Shanghai Shang Yang Real
   Estate Consultation Co., Limited          PRC                     Same

5) Suzhou Gao Feng Hui Property
   Management Co., Ltd.                      PRC                     Same

6) Suzhou Xin Ji Yang Real Estate
   Agency Co., Ltd.                          PRC                     Same

7) Beijing Xin Ji Yang Real
   Estate Agency Co., Ltd.                   PRC                     Same